QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

ALTRIA GROUP, INC.
and SUBSIDIARIES

Consolidated Financial Statements as of
December 31, 2003 and 2002 and for Each of the
Three Years in the Period Ended December 31, 2003

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
    Altria Group, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Altria Group, Inc. and its subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Altria Group, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, Altria Group, Inc. adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 26, 2004

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS, at December 31,
(in millions of dollars, except share and per share data)

	2003	2002
ASSETS
Consumer products
Cash and cash equivalents	$3,777	$565
Receivables (less allowances of $135 and $142)	5,256	5,139
Inventories:
Leaf tobacco	3,591	3,605
Other raw materials	2,009	1,935
Finished product	3,940	3,587

	9,540	9,127
Other current assets	2,809	2,610

Total current assets	21,382	17,441
Property, plant and equipment, at cost:
Land and land improvements	840	710
Buildings and building equipment	6,917	6,219
Machinery and equipment	18,230	16,127
Construction in progress	1,246	1,497

	27,233	24,553
Less accumulated depreciation	11,166	9,707

	16,067	14,846
Goodwill	27,742	26,037
Other intangible assets, net	11,803	11,834
Other assets	10,641	8,151

Total consumer products assets	87,635	78,309
Financial services
Finance assets, net	8,393	9,075
Other assets	147	156

Total financial services assets	8,540	9,231

TOTAL ASSETS	$96,175	$87,540

	2003	2002
LIABILITIES
Consumer products
Short-term borrowings	$1,715	$407
Current portion of long-term debt	1,661	1,558
Accounts payable	3,198	3,088
Accrued liabilities:
Marketing	2,443	3,192
Taxes, except income taxes	2,325	1,735
Employment costs	1,363	1,099
Settlement charges	3,530	3,027
Other	2,455	2,563
Income taxes	1,316	1,103
Dividends payable	1,387	1,310

Total current liabilities	21,393	19,082
Long-term debt	18,953	19,189
Deferred income taxes	7,295	6,112
Accrued postretirement health care costs	3,216	3,128
Minority interest	4,760	4,366
Other liabilities	7,161	8,004

Total consumer products liabilities	62,778	59,881
Financial services
Long-term debt	2,210	2,166
Deferred income taxes	5,815	5,521
Other liabilities	295	494

Total financial services liabilities	8,320	8,181

Total liabilities	71,098	68,062

Contingencies (Note 18)
STOCKHOLDERS' EQUITY
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	4,813	4,642
Earnings reinvested in the business	47,008	43,259
Accumulated other comprehensive losses (including currency translation of $1,578 and $2,951)	(2,125)	(3,956)
Cost of repurchased stock (768,697,895 and 766,701,765 shares)	(25,554)	(25,402)

Total stockholders' equity	25,077	19,478

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$96,175	$87,540

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of EARNINGS
for the years ended December 31,
(in millions of dollars, except per share data)

	2003	2002	2001
Net revenues	$81,832	$80,408	$80,879
Cost of sales	31,870	32,748	33,900
Excise taxes on products	21,128	18,226	17,209

Gross profit	28,834	29,434	29,770
Marketing, administration and research costs	12,602	12,282	12,461
Domestic tobacco legal settlement	202
Domestic tobacco headquarters relocation charges	69
Gains on sales of businesses	(31)	(80)	(8)
Integration costs and a loss on sale of a food factory	(13)	111	82
Asset impairment and exit costs	86	223	19
Provision for airline industry exposure		290
Litigation related expense			500
Amortization of intangibles	9	7	1,014

Operating income	15,910	16,601	15,702
Gain on Miller Brewing Company transaction		(2,631)
Interest and other debt expense, net	1,150	1,134	1,418

Earnings before income taxes, minority interest and cumulative effect of accounting change	14,760	18,098	14,284
Provision for income taxes	5,151	6,424	5,407

Earnings before minority interest and cumulative effect of accounting change	9,609	11,674	8,877
Minority interest in earnings and other, net	405	572	311

Earnings before cumulative effect of accounting change	9,204	11,102	8,566
Cumulative effect of accounting change			(6)

Net earnings	$9,204	$11,102	$8,560

Per share data:
Basic earnings per share before cumulative effect of accounting change	$4.54	$5.26	$3.93
Cumulative effect of accounting change			(0.01)

Basic earnings per share	$4.54	$5.26	$3.92

Diluted earnings per share before cumulative effect of accounting change	$4.52	$5.21	$3.88
Cumulative effect of accounting change			(0.01)

Diluted earnings per share	$4.52	$5.21	$3.87

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
(in millions of dollars, except per share data)

				Accumulated Other Comprehensive Earnings (Losses)
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Currency Translation Adjustments	Other	Total	Cost of Repurchased Stock	Total Stockholders' Equity
Balances, January 1, 2001	$935	$—	$33,481	$(2,864)	$(86)	$(2,950)	$(16,461)	$15,005
Comprehensive earnings:
Net earnings			8,560					8,560
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				(753)		(753)		(753)
Additional minimum pension liability					(89)	(89)		(89)
Change in fair value of derivatives accounted for as hedges					33	33		33

Total other comprehensive losses								(809)

Total comprehensive earnings								7,751

Exercise of stock options and issuance of other stock awards		138	70				747	955
Cash dividends declared ($2.22 per share)			(4,842)					(4,842)
Stock repurchased							(4,000)	(4,000)
Sale of Kraft Foods Inc. common stock		4,365		379	7	386		4,751

Balances, December 31, 2001	935	4,503	37,269	(3,238)	(135)	(3,373)	(19,714)	19,620
Comprehensive earnings:
Net earnings			11,102					11,102
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				287		287		287
Additional minimum pension liability					(760)	(760)		(760)
Change in fair value of derivatives accounted for as hedges					(110)	(110)		(110)

Total other comprehensive losses								(583)

Total comprehensive earnings								10,519

Exercise of stock options and issuance of other stock awards		139	15				563	717
Cash dividends declared ($2.44 per share)			(5,127)					(5,127)
Stock repurchased							(6,251)	(6,251)

Balances, December 31, 2002	935	4,642	43,259	(2,951)	(1,005)	(3,956)	(25,402)	19,478
Comprehensive earnings:
Net earnings			9,204					9,204
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				1,373		1,373		1,373
Additional minimum pension liability					464	464		464
Change in fair value of derivatives accounted for as hedges					(6)	(6)		(6)

Total other comprehensive earnings								1,831

Total comprehensive earnings								11,035

Exercise of stock options and issuance of other stock awards		171	(93)				537	615
Cash dividends declared ($2.64 per share)			(5,362)					(5,362)
Stock repurchased							(689)	(689)

Balances, December 31, 2003	$935	$4,813	$47,008	$(1,578)	$(547)	$(2,125)	$(25,554)	$25,077

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of CASH FLOWS
for the years ended December 31,
(in millions of dollars)

	2003	2002	2001
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings—Consumer products	$8,934	$11,072	$8,382
—Financial services	270	30	178

Net earnings	9,204	11,102	8,560
Adjustments to reconcile net earnings to operating cash flows:
Consumer products
Cumulative effect of accounting change			6
Depreciation and amortization	1,440	1,331	2,337
Deferred income tax provision	717	1,310	277
Minority interest in earnings and other, net	405	572	311
Domestic tobacco legal settlement, net of cash paid	57
Domestic tobacco headquarters relocation charges, net of cash paid	35
Escrow bonds for Price and Engle domestic tobacco cases	(610)		(1,200)
Integration costs and a loss on sale of a food factory, net of cash paid	(26)	91	79
Asset impairment and exit costs, net of cash paid	62	195
Gain on Miller Brewing Company transaction		(2,631)
Gains on sales of businesses	(31)	(80)	(8)
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	295	(161)	(320)
Inventories	251	38	(293)
Accounts payable	(220)	(640)	(309)
Income taxes	(119)	(151)	782
Accrued liabilities and other current assets	(791)	305	(1,375)
Settlement charges	497	(189)	480
Pension plan contributions	(1,169)	(1,104)	(350)
Other	500	86	(500)
Financial services
Deferred income tax provision	267	275	408
Provision for airline industry exposure		290
Other	52	(27)	8

Net cash provided by operating activities	10,816	10,612	8,893

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Consumer products
Capital expenditures	(1,974)	(2,009)	(1,922)
Purchase of businesses, net of acquired cash	(1,041)	(147)	(451)
Proceeds from sales of businesses	96	221	21
Other	125	54	139
Financial services
Investments in finance assets	(140)	(950)	(960)
Proceeds from finance assets	507	360	257

Net cash used in investing activities	(2,427)	(2,471)	(2,916)

See notes to consolidated financial statements.

continued

ALTRIA GROUP, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)
for the years ended December 31,
(in millions of dollars)

	2003	2002	2001
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Consumer products
Net repayment of short-term borrowings	$(419)	$(473)	$(5,678)
Long-term debt proceeds	3,077	5,325	4,079
Long-term debt repaid	(1,871)	(2,024)	(5,215)
Financial services
Net repayment of short-term borrowings		(512)	(515)
Long-term debt proceeds		440	557
Long-term debt repaid	(147)
Repurchase of Altria Group, Inc. common stock	(777)	(6,220)	(3,960)
Repurchase of Kraft Foods Inc. common stock	(372)	(170)
Dividends paid on Altria Group, Inc. common stock	(5,285)	(5,068)	(4,769)
Issuance of Altria Group, Inc. common stock	443	724	779
Issuance of Kraft Foods Inc. common stock			8,425
Other	(108)	(187)	(143)

Net cash used in financing activities	(5,459)	(8,165)	(6,440)

Effect of exchange rate changes on cash and cash equivalents	282	136	(21)

Cash and cash equivalents:
Increase (decrease)	3,212	112	(484)
Balance at beginning of year	565	453	937

Balance at end of year	$3,777	$565	$453

Cash paid: Interest—Consumer products	$1,336	$1,355	$1,689

—Financial services	$120	$88	$76

Income taxes	$4,158	$4,818	$3,775

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

  Background:

        Altria Group, Inc. ("ALG"), through its wholly-owned subsidiaries, Philip Morris USA Inc. ("PM USA"), Philip Morris International Inc. ("PMI") and its majority-owned (84.6%) subsidiary, Kraft Foods Inc. ("Kraft"), is engaged in the manufacture and sale of various consumer products, including cigarettes, packaged grocery products, snacks, beverages, cheese and convenient meals. Philip Morris Capital Corporation ("PMCC"), another wholly-owned subsidiary, is primarily engaged in leasing activities. During 2003, PMCC shifted its strategic focus from an emphasis on the growth of its portfolio of finance leases through new investments to one of maximizing investment gains and generating cash flows from its existing portfolio of leased assets. ALG's former wholly-owned subsidiary, Miller Brewing Company ("Miller"), was engaged in the manufacture and sale of various beer products prior to the merger of Miller into South African Breweries plc ("SAB") on July 9, 2002 (see Note 3. Miller Brewing Company Transaction). Throughout these financial statements, the term "Altria Group, Inc." refers to the consolidated financial position, results of operations and cash flows of the Altria family of companies and the term "ALG" refers solely to the parent company. ALG's access to the operating cash flows of its subsidiaries is comprised of cash received from the payment of dividends and interest, and the repayment of amounts borrowed from ALG by its subsidiaries.

  Basis of presentation:

        The consolidated financial statements include ALG, as well as its wholly-owned and majority-owned subsidiaries. Investments in which ALG exercises significant influence (20%-50% ownership interest), are accounted for under the equity method of accounting. Investments in which ALG has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, income taxes, and the allowance for loan losses and estimated residual values of finance leases. Actual results could differ from those estimates.

        Balance sheet accounts are segregated by two broad types of business. Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.

        Certain prior years' amounts have been reclassified to conform with the current year's presentation, due primarily to the disclosure of more detailed information on the consolidated balance sheets and the consolidated statements of cash flows.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies:

  Cash and cash equivalents:

        Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

  Depreciation, amortization and goodwill valuation:

        Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 50 years.

        On January 1, 2002, Altria Group, Inc. adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, Altria Group, Inc. stopped recording the amortization of goodwill and indefinite life intangible assets as a charge to earnings as of January 1, 2002. Net earnings and diluted earnings per share ("EPS") would have been as follows had the provisions of the new standards been applied as of January 1, 2001 (in millions, except per share data):

For the Year ended December 31, 2001
Net earnings, as previously reported	$8,560
Adjustment for amortization of:
Goodwill	919
Other intangible assets	13

Net earnings, as adjusted	$9,492

Diluted EPS, as previously reported	$3.87
Adjustment for amortization of:
Goodwill	0.42
Other intangible assets	0.01

Diluted EPS, as adjusted	$4.30

        In addition, Altria Group, Inc. is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of a reportable goodwill asset. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. In 2003, Altria Group, Inc. did not have to record a charge to earnings for an impairment of goodwill or other intangible assets as a result of its annual review.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Goodwill by segment was as follows (in millions):

	December 31, 2003	December 31, 2002
International tobacco	$2,016	$981
North American food	20,877	20,722
International food	4,849	4,334

Total goodwill	$27,742	$26,037

Intangible assets were as follows (in millions):

	December 31, 2003		December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$11,758		$11,810
Amortizable intangible assets	84	$39	54	$30

Total intangible assets	$11,842	$39	$11,864	$30

        Non-amortizable intangible assets substantially consist of brand names purchased through the Nabisco acquisition. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets during the years ended December 31, 2003 and 2002, was $9 million and $7 million, respectively. Amortization expense for each of the next five years is estimated to be $10 million or less.

        The movement in goodwill and intangible assets from December 31, 2002 is as follows (in millions):

	Goodwill	Intangible Assets
Balance at December 31, 2002	$26,037	$11,864
Changes due to:
Acquisitions	996	30
Currency	602	(38)
Other	107	(14)

Balance at December 31, 2003	$27,742	$11,842

        As a result of Kraft's common stock repurchases, ALG's ownership percentage of Kraft has increased, thereby resulting in an increase in goodwill, which is reflected in Other, above.

  Environmental costs:

        Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

        While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that Altria Group, Inc. may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

taking into account any recoveries from third parties, will not have a material adverse effect on Altria Group, Inc.'s consolidated financial position, results of operations or cash flows.

  Finance leases:

        Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at a constant after-tax rate of return on the positive net investment balances.

        Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at a constant pre-tax rate of return on the net investment balances.

        Finance leases include unguaranteed residual values that represent PMCC's estimate at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease term. The estimated residual values are reviewed annually by PMCC's management based on a number of factors, including appraisals on certain assets and activity in the relevant industry. If necessary, revisions to reduce the residual values are recorded. Such reviews have not resulted in adjustments to PMCC's net revenues or results of operations for any of the periods presented.

        Investments in leveraged leases are stated net of related nonrecourse debt obligations.

  Foreign currency translation:

        Altria Group, Inc. translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders' equity. Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

  Guarantees:

        Effective January 1, 2003, Altria Group, Inc. adopted Financial Accounting Standards Board ("FASB") Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 required the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that were initiated or modified after December 31, 2002. Accordingly, Altria Group, Inc. has applied the recognition provisions of Interpretation No. 45 to guarantee activities initiated after December 31, 2002. Adoption of Interpretation No. 45 as of January 1, 2003, did not have a material impact on Altria Group, Inc.'s consolidated financial statements. See Note 18. Contingencies for a further discussion of guarantees.

  Hedging instruments:

        Effective January 1, 2001, Altria Group, Inc. adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These standards require that all derivative financial instruments be recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows. As of January 1, 2001, the adoption of these new standards resulted in a cumulative effect of an accounting change that reduced net earnings by $6 million, net of income taxes of $3 million, and decreased accumulated other comprehensive losses by $15 million, net of income taxes of $8 million.

        Effective July 1, 2003, Altria Group, Inc. adopted SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The adoption of this standard did not have a material impact on the consolidated financial position, results of operations or cash flows of Altria Group, Inc. Collectively, SFAS No. 133, SFAS No. 138 and SFAS No. 149 are referred to as "SFAS No. 133."

  Impairment of long-lived assets:

        Altria Group, Inc. reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

  Income taxes:

        Altria Group, Inc. accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and in evaluating tax positions. ALG and its subsidiaries establish additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. ALG and its subsidiaries adjust these additional accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate, as well as the related net interest.

  Inventories:

        Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

  Marketing costs:

        ALG's subsidiaries promote their products with advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.

  Revenue recognition:

        The consumer products businesses recognize revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. ALG's tobacco subsidiaries also include excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales.

        Effective July 1, 2003, Altria Group, Inc. adopted Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," which addresses certain aspects of a vendor's accounting for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF Issue No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. The adoption of this EITF Issue did not have a material impact on the consolidated financial position, results of operations or cash flows of Altria Group, Inc.

  Software costs:

        Altria Group, Inc. capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

  Stock-based compensation:

        Altria Group, Inc. accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost for stock options. The market value at date of grant of shares of restricted stock and rights to receive shares of stock is recorded as compensation expense over the period of restriction.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2003, Altria Group, Inc. had stock-based employee compensation plans, which are described more fully in Note 11. Stock Plans. Altria Group, Inc. applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for stock options within those plans. No compensation expense for employee stock options is reflected in net earnings, as all stock options granted under those plans had an exercise price not less than the market value of the common stock on the date of the grant. Net earnings, as reported, includes pre-tax compensation expense related to restricted stock and rights of $90 million, $13 million and $89 million for the years ended December 31, 2003, 2002 and 2001, respectively. The following table illustrates the effect on net earnings and EPS if Altria Group, Inc. had applied the fair value recognition provisions of SFAS No. 123 to measure stock-based compensation expense for outstanding stock option awards for the years ended December 31, 2003, 2002 and 2001 (in millions, except per share data):

	2003	2002	2001
Net earnings, as reported	$9,204	$11,102	$8,560
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	19	137	202

Pro forma net earnings	$9,185	$10,965	$8,358

Earnings per share:
Basic—as reported	$4.54	$5.26	$3.92

Basic—pro forma	$4.53	$5.19	$3.83

Diluted—as reported	$4.52	$5.21	$3.87

Diluted—pro forma	$4.51	$5.15	$3.78

  New accounting pronouncements:

        Several recent accounting pronouncements not previously discussed herein became effective during 2003. The adoption of these pronouncements did not have a material impact on consolidated financial position, results of operations or cash flows. The pronouncements were as follows:

  •
  SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;"

  •
  EITF Issue No. 03-3, "Applicability of EITF Abstracts, Topic No. D-79, 'Accounting for Retroactive Insurance Contracts Purchased by Entities Other Than Insurance Enterprises,' to Claims-Made Insurance Policies;"

  •
  EITF Issue No. 01-8, "Determining Whether an Arrangement Contains a Lease;"

  •
  SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities;" and

  •
  FASB Interpretation No. 46, "Consolidation of Variable Interest Entities."

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Miller Brewing Company Transaction:

        On July 9, 2002, Miller merged into SAB and SAB changed its name to SABMiller plc ("SABMiller"). At closing, ALG received 430 million shares of SABMiller valued at approximately $3.4 billion, based upon a share price of 5.12 British pounds per share, in exchange for Miller, which had $2.0 billion of existing debt. The shares in SABMiller owned by ALG resulted in a 36% economic interest in SABMiller and a 24.9% voting interest. The transaction resulted in a pre-tax gain of $2.6 billion or $1.7 billion after-tax, which was recorded in the third quarter of 2002. Beginning with the third quarter of 2002, ALG's ownership interest in SABMiller is being accounted for under the equity method. Accordingly, ALG's investment in SABMiller of approximately $2.1 billion and $1.9 billion is included in other assets on the consolidated balance sheets at December 31, 2003 and 2002, respectively. In addition, ALG records its share of SABMiller's net earnings, based on its economic ownership percentage, in minority interest in earnings and other, net, on the consolidated statements of earnings.

Note 4. Divestitures:

        During 2003, Kraft Foods International ("KFI") sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from the sales of businesses in 2003 were $96 million, on which pre-tax gains of $31 million were recorded.

        During 2002, Kraft Foods North America, Inc. ("KFNA") sold several small North American food businesses, most of which were previously classified as businesses held for sale. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from Altria Group, Inc.'s consolidated statements of earnings and no gain or loss was recognized on these sales. In addition, KFI sold a Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from the sales of these businesses, as well as a small beer operation, were $221 million, resulting in pre-tax gains of $80 million.

        During 2001, KFI sold two small food businesses and KFNA sold one small food business. The aggregate proceeds received in these transactions were $21 million, on which pre-tax gains of $8 million were recorded.

        The operating results of the businesses sold were not material to Altria Group, Inc.'s consolidated operating results in any of the periods presented.

  Kraft Initial Public Offering ("IPO")

        On June 13, 2001, Kraft completed an IPO of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. Altria Group, Inc. used the IPO proceeds, net of underwriting discount and expenses, of $8.4 billion to retire a portion of the debt incurred to finance the acquisition of Nabisco. After the completion of the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of Kraft's capital stock through Altria Group, Inc.'s ownership of 49.5% of Kraft's Class A common stock and 100% of Kraft's Class B common stock. Kraft's Class A common stock has one vote per share while Kraft's Class B common stock has ten votes per share. As of December 31, 2003, 2002 and 2001, Altria Group, Inc. held approximately 98% of the combined voting power of Kraft's outstanding capital stock. As a result of the IPO, an adjustment of $8.4 billion to the carrying amount of

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Altria Group, Inc.'s investment in Kraft has been reflected on Altria Group, Inc.'s consolidated balance sheets as an increase to additional paid-in capital of $4.4 billion (net of the recognition of cumulative currency translation adjustments and other comprehensive losses) and minority interest of $3.7 billion. At December 31, 2003, Altria Group, Inc. owned approximately 84.6% of the outstanding shares of Kraft's capital stock.

Note 5. Acquisitions:

        During 2003, PMI purchased approximately 74.2% of a tobacco business in Serbia for a cost of $486 million and purchased 99% of a tobacco business in Greece for approximately $387 million. PMI also increased its ownership interest in its affiliate in Ecuador from less than 50% to approximately 98% for a cost of $70 million. In addition, KFI acquired a biscuits business in Egypt and KFNA acquired trademarks associated with a small natural foods business. The total cost of acquisitions during 2003 was $1,041 million.

        During 2002, KFI acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions, including a PMI acquisition, was $147 million.

        During 2001, PMI increased its ownership interest in its Argentine tobacco subsidiary for an aggregate cost of $255 million. In addition, KFI purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $451 million.

        The effects of these acquisitions were not material to Altria Group, Inc.'s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 6. Inventories:

        The cost of approximately 38% and 44% of inventories in 2003 and 2002, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.7 billion and $0.6 billion lower than the current cost of inventories at December 31, 2003 and 2002, respectively.

Note 7. Finance Assets, net:

        In the second quarter of 2003, PMCC shifted its strategic focus from an emphasis on the growth of its portfolio of finance leases through new investments to one of maximizing investment gains and generating cash flows from its existing portfolio of leased assets. Accordingly, PMCC's operating companies income will continue to decrease as lease investments mature or are sold. During 2003, PMCC received proceeds from asset sales and maturities of $507 million and recorded gains of $45 million in operating companies income.

        At December 31, 2003, finance assets, net, of $8,393 million were comprised of investment in finance leases of $8,720 million and other receivables of $69 million, reduced by allowance for losses of $396 million. At December 31, 2002, finance assets, net, of $9,075 million were comprised of investment in finance leases of $9,358 million and other receivables of $161 million, reduced by allowance for losses of $444 million.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        A summary of the net investment in finance leases at December 31, before allowance for losses, was as follows (in millions):

	Leveraged Leases		Direct Finance Leases		Total
	2003	2002	2003	2002	2003	2002
Rentals receivable, net	$9,225	$9,381	$1,081	$2,110	$10,306	$11,491
Unguaranteed residual values	2,235	2,267	120	148	2,355	2,415
Unearned income	(3,646)	(3,953)	(249)	(546)	(3,895)	(4,499)
Deferred investment tax credits	(46)	(49)			(46)	(49)

Investment in finance leases	7,768	7,646	952	1,712	8,720	9,358
Deferred income taxes	(5,502)	(5,163)	(381)	(434)	(5,883)	(5,597)

Net investment in finance leases	$2,266	$2,483	$571	$1,278	$2,837	$3,761

        For leveraged leases, rentals receivable, net, represents unpaid rentals, net of principal and interest payments on third-party nonrecourse debt. PMCC's rights to rentals receivable are subordinate to the third-party nonrecourse debt-holders, and the leased equipment is pledged as collateral to the debt-holders. The payment of the nonrecourse debt is collateralized only by lease payments receivable and the leased property, and is nonrecourse to all other assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $19.4 billion and $20.0 billion at December 31, 2003 and 2002, respectively, has been offset against the related rentals receivable. There were no leases with contingent rentals in 2003 and 2002.

        At December 31, 2003, PMCC's investment in finance leases was principally comprised of the following investment categories: aircraft (26%), electric power (22%), surface transport (20%), real estate (15%), manufacturing (13%) and energy (4%). Investments located outside the United States, which are primarily dollar-denominated, represent 21% and 20% of PMCC's investment in finance leases in 2003 and 2002, respectively.

        Among its leasing activities, PMCC leases a number of aircraft, predominantly to major United States carriers. In recognition of the economic downturn in the airline industry, PMCC increased its allowance for losses by $290 million in the fourth quarter of 2002. Developments in the airline industry during 2003 and 2002 that affected aircraft leases held by PMCC included the following:

  •
  PMCC leases a Boeing 747-400 freighter aircraft to Atlas Air, Inc. ("Atlas") under a long-term leveraged lease. The aircraft represents an investment in a leveraged lease of $42 million, which equals 0.5% of PMCC's portfolio of finance lease assets at December 31, 2003. In July 2003, Atlas defaulted on its lease payments to PMCC, and PMCC ceased recording income on the lease. Atlas is currently negotiating a restructuring plan with its creditors and has announced that it plans to file a pre-packaged bankruptcy in February 2004. PMCC continues to negotiate with Atlas regarding its lease.

  •
  During May 2003, in connection with the efforts of American Airlines, Inc. ("American") to avoid a bankruptcy filing, PMCC, American and the leveraged lease lenders entered into an agreement to restructure the leases on 14 of PMCC's 28 MD-80 aircraft currently under

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    long-term leveraged leases with American. This agreement resulted in a $28 million charge against PMCC's allowance for losses during the second quarter of 2003 and a reduction of $30 million of lease income over the remaining terms of the leases. Leases on the remaining 14 aircraft were unchanged. As of December 31, 2003, PMCC's aggregate exposure to American totaled $212 million, which equals 2.4% of PMCC's portfolio of finance lease assets.

  •
  On March 31, 2003, US Airways Group, Inc. ("US Airways") emerged from Chapter 11 bankruptcy protection. PMCC currently leases 16 Airbus A319 aircraft to US Airways under long-term leveraged leases, which expire in 2018 and 2019. The leased aircraft represent an investment in finance lease assets of $142 million, or 1.6% of PMCC's portfolio of finance lease assets at December 31, 2003. Pursuant to an agreement reached between US Airways and PMCC, US Airways affirmed these leases when it emerged from bankruptcy. This agreement resulted in a $13 million charge against PMCC's allowance for losses during the first quarter of 2003 and a reduction of $7 million of lease income over the remaining terms of the leases. During January 2004, US Airways' corporate credit rating was reduced to B- (Credit Watch negative) by Standard & Poor's. A further downgrade would result in a covenant breach under their regional jet financing commitments from third parties other than PMCC. Successful implementation of US Airways' turnaround plan is dependent upon this financing.

  •
  On December 9, 2002, United Air Lines Inc. ("UAL") filed for Chapter 11 bankruptcy protection. At that time, PMCC leased 24 Boeing 757 aircraft to UAL, 22 under long-term leveraged leases and two under long-term single investor leases. Subsequently, PMCC purchased $239 million of senior nonrecourse debt on 16 of the aircraft under leveraged leases, which were then treated as single investor leases for accounting purposes. The subordinated debt totaling $214 million was held by UAL and was recorded by PMCC in other liabilities. As of February 28, 2003, PMCC entered into an agreement with UAL to amend these 16 leases, as well as the two single investor leases. Among other modifications, the subordinated debt outstanding on these 16 leveraged leases was satisfied. As of December 31, 2003, PMCC's aggregate exposure to UAL totaled $596 million, which equals 6.8% of PMCC's portfolio of finance lease assets at December 31, 2003. PMCC continues to discuss its leases with UAL in its efforts to restructure and emerge from bankruptcy.

        It is possible that further adverse developments in the airline industry may require PMCC to increase its allowance for losses in future periods.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Rentals receivable in excess of debt service requirements on third-party nonrecourse debt related to leveraged leases and rentals receivable from direct finance leases at December 31, 2003, were as follows (in millions):

	Leveraged Leases	Direct Finance Leases	Total
2004	$232	$147	$379
2005	217	129	346
2006	279	93	372
2007	262	77	339
2008	375	44	419
2009 and thereafter	7,860	591	8,451

Total	$9,225	$1,081	$10,306

        Included in net revenues for the years ended December 31, 2003, 2002 and 2001, were leveraged lease revenues of $333 million, $363 million and $284 million, respectively, and direct finance lease revenues of $90 million, $99 million and $102 million, respectively. Income tax expense on leveraged lease revenues for the years ended December 31, 2003, 2002 and 2001, was $120 million, $142 million and $110 million, respectively.

        Income from investment tax credits on leveraged leases and initial direct costs and executory costs on direct finance leases were not significant during the years ended December 31, 2003, 2002 and 2001.

Note 8. Short-Term Borrowings and Borrowing Arrangements:

        At December 31, 2003 and 2002, Altria Group, Inc.'s short-term borrowings and related average interest rates consisted of the following (in millions):

	2003		2002
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Consumer products:
Bank loans	$915	4.6%	$443	7.1%
Commercial paper	2,700	1.5	3,562	1.4
Amount reclassified as long-term debt	(1,900)		(3,598)

	$1,715		$407

        The fair values of Altria Group, Inc.'s short-term borrowings at December 31, 2003 and 2002, based upon current market interest rates, approximate the amounts disclosed above.

        Following a $10.1 billion judgment on March 21, 2003, against PM USA in the Price litigation, which is discussed in Note 18. Contingencies, the three major credit rating agencies took a series of ratings actions resulting in the lowering of ALG's short-term and long-term debt ratings. During 2003, Moody's lowered ALG's short-term debt rating from "P-1" to "P-3" and its long-term debt rating from "A2" to "Baa2." Standard & Poor's lowered ALG's short-term debt rating from "A-1" to "A-2" and its long-term debt rating from "A-" to "BBB." Fitch

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Rating Services lowered ALG's short-term debt rating from "F-1" to "F-2" and its long-term debt rating from "A" to "BBB."

        While Kraft is not a party to, and has no exposure to, this litigation, its credit ratings were also lowered, but to a lesser degree. As a result of the rating agencies' actions, borrowing costs for ALG and Kraft have increased. None of ALG's or Kraft's debt agreements require accelerated repayment as a result of a decrease in credit ratings.

        ALG and Kraft each maintain separate revolving credit facilities that they have historically used to support the issuance of commercial paper. However, as a result of the rating agencies' actions discussed above, ALG's and Kraft's access to the commercial paper market was eliminated. Subsequently, in April 2003, ALG and Kraft began to borrow against existing credit facilities to repay maturing commercial paper and to fund normal working capital needs. By the end of May 2003, Kraft regained its access to the commercial paper market, and in November 2003, ALG regained limited access to the commercial paper market.

        At December 31, 2003, credit lines for ALG and Kraft, and the related activity, were as follows (in billions of dollars):

  ALG

Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding	Lines Available
364-day	$1.3	$—	$—	$1.3
Multi-year	5.0	0.5	0.5	4.0

	$6.3	$0.5	$0.5	$5.3

  Kraft

Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding	Lines Available
364-day	$2.5	$—	$0.3	$2.2
Multi-year	2.0		1.9	0.1

	$4.5	$—	$2.2	$2.3

        The ALG multi-year revolving credit facility requires the maintenance of a fixed charges coverage ratio. The Kraft multi-year revolving credit facility, which is for the sole use of Kraft, requires the maintenance of a minimum net worth. ALG and Kraft met their respective covenants at December 31, 2003, and expect to continue to meet their respective covenants. The multi-year facilities both expire in July 2006 and enable Altria Group, Inc. to reclassify short-term debt on a long-term basis. The ALG 364-day revolving credit facility expires in July 2004. It requires the maintenance of a fixed charges coverage ratio and prohibits ALG from repurchasing its common stock while borrowings are outstanding against either ALG's 364-day or multi-year facility. In addition, the size of the 364-day facility will be reduced by 50% of the amount of any long-term capital markets transactions completed by ALG. As a result of ALG's issuance of $1.5 billion of long-term debt in November 2003, the ALG 364-day revolving credit facility was reduced from $2.0 billion to $1.3 billion. The Kraft 364-day revolving credit facility also expires in July 2004. It requires the maintenance of a minimum net worth. Neither of these

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

facilities, nor the multi-year facilities, includes any additional financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

        In addition to the above, certain international subsidiaries of ALG and Kraft maintain uncommitted credit lines to meet their respective working capital needs. These credit lines, which amounted to approximately $1.4 billion for ALG subsidiaries (other than Kraft) and approximately $0.7 billion for Kraft subsidiaries, are for the sole use of these international businesses. Borrowings on these lines amounted to approximately $0.4 billion at December 31, 2003 and 2002.

Note 9. Long-Term Debt:

        At December 31, 2003 and 2002, Altria Group, Inc.'s long-term debt consisted of the following:

	2003	2002
	(in millions)
Consumer products:
Short-term borrowings, reclassified as long-term debt	$1,900	$3,598
Notes, 4.00% to 7.65% (average effective rate 5.88%), due through 2035	15,190	13,686
Debentures, 7.00% to 7.75% (average effective rate 8.37%), $950 million face amount, due through 2027	907	904
Foreign currency obligations:
Euro, 4.50% to 5.63% (average effective rate 5.07%), due through 2008	2,427	2,083
Other foreign	17	120
Other	173	356

	20,614	20,747
Less current portion of long-term debt	(1,661)	(1,558)

	$18,953	$19,189

Financial services:
Eurodollar bonds, 7.50%, due 2009	$499	$498
Swiss franc, 4.00%, due 2006 and 2007	1,345	1,223
Euro, 5.38% to 6.88% (average effective rate 6.12%), due through 2006	366	445

	$2,210	$2,166

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

	Consumer products	Financial services
	(in millions)
2004	$1,661	$184
2005	1,737
2006	3,292	950
2007	1,898	577
2008	2,779
2009-2013	5,501	499
2014-2018	389
Thereafter	1,500

        Based on market quotes, where available, or interest rates currently available to Altria Group, Inc. for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including the current portion of long-term debt, at December 31, 2003 and 2002, was $24.1 billion and $24.2 billion, respectively.

Note 10. Capital Stock:

        Shares of authorized common stock are 12 billion; issued, repurchased and outstanding shares were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, January 1, 2001	2,805,961,317	(597,064,937)	2,208,896,380
Exercise of stock options and issuance of other stock awards		28,184,943	28,184,943
Repurchased		(84,578,106)	(84,578,106)

Balances, December 31, 2001	2,805,961,317	(653,458,100)	2,152,503,217
Exercise of stock options and issuance of other stock awards		21,155,477	21,155,477
Repurchased		(134,399,142)	(134,399,142)

Balances, December 31, 2002	2,805,961,317	(766,701,765)	2,039,259,552
Exercise of stock options and issuance of other stock awards		16,675,270	16,675,270
Repurchased		(18,671,400)	(18,671,400)

Balances, December 31, 2003	2,805,961,317	(768,697,895)	2,037,263,422

        At December 31, 2003, 188,559,940 shares of common stock were reserved for stock options and other stock awards under Altria Group, Inc.'s stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

        ALG repurchases its stock in open market transactions. On March 12, 2001, ALG completed an $8 billion repurchase program, which resulted in the purchase of 256,967,772 shares at an average price of $31.13 per share. On March 7, 2003, ALG completed a $10 billion repurchase program, which resulted in the purchase of 215,721,057 shares at an average price of $46.36 per share, and commenced repurchasing shares under a $3 billion repurchase program.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Through December 31, 2003, cumulative repurchases under the $3 billion program were 6,953,135 shares at a cost of $241 million, or $34.59 per share. During 2003, 2002 and 2001, ALG repurchased $0.7 billion, $6.3 billion and $4.0 billion, respectively, of its common stock. Following the rating agencies' actions in the first quarter of 2003, discussed in Note 8. Short-Term Borrowings and Borrowing Arrangements, ALG suspended its share repurchase program. Kraft began to repurchase its Class A common stock in 2002 to satisfy the requirements of its stock-based compensation programs. During 2003 and 2002, Kraft repurchased 12.5 million and 4.4 million of its Class A common stock at a cost of $380 million and $170 million, respectively.

Note 11. Stock Plans:

        Under the Altria Group, Inc. 2000 Performance Incentive Plan (the "2000 Plan"), Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, reload options and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 110 million shares of common stock may be issued under the 2000 Plan, of which no more than 27.5 million shares may be awarded as restricted stock. In addition, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. under the 2000 Stock Compensation Plan for Non-Employee Directors (the "2000 Directors Plan"). Shares available to be granted under the 2000 Plan and the 2000 Directors Plan at December 31, 2003, were 89,576,230 and 811,092, respectively.

        Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the 2000 Plan or the 2000 Directors Plan (collectively, "the Plans") generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

        In addition, Kraft may grant stock options, stock appreciation rights, restricted stock, reload options and other awards of its Class A common stock to its employees under the terms of the Kraft Performance Incentive Plan. Up to 75 million shares of Kraft's Class A common stock may be issued under the Kraft plan. At December 31, 2003, Kraft's employees held options to purchase 18,281,777 shares of Kraft's Class A common stock.

        Concurrent with Kraft's IPO, certain Altria Group, Inc. employees received a one-time grant of options to purchase shares of Kraft's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. At December 31, 2003, employees held options to purchase approximately 1.6 million shares of Kraft's Class A common stock from Altria Group, Inc. In order to completely satisfy the obligation, Altria Group, Inc. purchased 1.6 million shares of Kraft's Class A common stock in open market transactions during 2002.

        Altria Group, Inc. and Kraft apply the intrinsic value-based methodology in accounting for the various stock plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards. Had compensation cost for stock option awards been determined by using the fair value at the grant date, Altria Group, Inc.'s net earnings and basic and diluted EPS would have been $9,185 million, $4.53 and $4.51, respectively, for the year ended December 31, 2003; $10,965 million, $5.19 and $5.15, respectively, for the year ended December 31, 2002; and $8,358 million, $3.83 and $3.78, respectively, for the year ended December 31, 2001. The foregoing impact of compensation cost was determined using a

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

modified Black-Scholes methodology and the following assumptions for Altria Group, Inc. and Kraft Class A common stock:

	Risk-Free Interest Rate	Weighted Average Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2003 Altria Group, Inc.	2.72%	4 years	37.33%	6.26%	$8.20
2002 Altria Group, Inc.	3.89	5	31.73	4.54	10.17
2002 Kraft	4.27	5	28.72	1.41	10.65
2001 Altria Group, Inc.	4.85	5	33.75	4.67	10.71
2001 Kraft	4.81	5	29.70	1.68	9.13

        Altria Group, Inc. stock option activity was as follows for the years ended December 31, 2001, 2002 and 2003:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable
Balance at January 1, 2001	132,998,938	$31.11	92,266,885
Options granted	35,636,252	45.64
Options exercised	(30,276,835)	25.71
Options canceled	(1,223,518)	42.45

Balance at December 31, 2001	137,134,837	35.98	103,155,954
Options granted	3,245,480	53.08
Options exercised	(24,115,829)	30.33
Options canceled	(1,941,148)	38.22

Balance at December 31, 2002	114,323,340	37.62	105,145,417
Options granted	1,317,224	42.72
Options exercised	(15,869,797)	28.57
Options canceled	(3,072,139)	47.91

Balance at December 31, 2003	96,698,628	38.85	95,229,316

        The weighted average exercise prices of Altria Group, Inc. options exercisable at December 31, 2003, 2002 and 2001, were $38.78, $36.57 and $32.74, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes the status of Altria Group, Inc. stock options outstanding and exercisable as of December 31, 2003, by range of exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$21.34 - $31.90	18,186,762	5 years	$22.36	18,186,762	$22.36
33.58 - 50.35	76,424,279	5	42.34	75,158,964	42.35
50.43 - 65.00	2,087,587	6	54.41	1,883,590	54.58

	96,698,628			95,229,316

        Altria Group, Inc. and Kraft may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 2003, 2002 and 2001, Altria Group, Inc. granted 2,327,320, 6,000 and 889,680 shares, respectively, of restricted stock to eligible U.S.-based employees and Directors, and during 2003 and 2001, also issued to eligible non-U.S. employees and Directors rights to receive 1,499,920 and 36,210 equivalent shares, respectively. The market value per restricted share or right was $36.61 on the date of the 2003 grant. At December 31, 2003, restrictions on the Altria Group, Inc. stock, net of forfeitures, lapse as follows: 2004-141,210 shares; 2005-39,000 shares; 2006-3,539,490 shares; 2007-44,100 shares; and 2008 and thereafter-437,600 shares. During 2003, Kraft granted 3,659,751 restricted Class A shares to eligible U.S.-based employees and issued rights to receive 1,651,717 restricted Class A equivalent shares to eligible non-U.S. employees. Restrictions on the Kraft Class A shares lapse in the first quarter of 2006.

        The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. Altria Group, Inc. recorded compensation expense related to restricted stock and other stock awards of $90 million (including $48 million related to Kraft awards), $13 million and $89 million for the years ended December 31, 2003, 2002 and 2001, respectively. The unamortized portion related to Altria Group, Inc. restricted stock, which is reported as a reduction of earnings reinvested in the business, was $101 million and $8 million at December 31, 2003 and 2002, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Earnings per Share:

        Basic and diluted EPS were calculated using the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Net earnings	$9,204	$11,102	$8,560

Weighted average shares for basic EPS	2,028	2,111	2,181
Plus incremental shares from assumed conversions:
Restricted stock and stock rights	2	1	7
Stock options	8	17	22

Weighted average shares for diluted EPS	2,038	2,129	2,210

        Incremental shares from assumed conversions are calculated as the number of shares that would be issued, net of the number of shares that could be purchased in the marketplace with the cash received upon stock option exercise or, in the case of restricted stock, the amount of the related unamortized compensation expense. For the 2003, 2002 and 2001 computations, 43 million, 11 million and 5 million stock options, respectively, were excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive (i.e., the cash that would be received upon exercise is greater than the average market price of the stock during the year).

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Pre-tax Earnings and Provision for Income Taxes:

        Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Pre-tax earnings:
United States	$8,201	$12,179	$9,105
Outside United States	6,559	5,919	5,179

Total pre-tax earnings	$14,760	$18,098	$14,284

Provision for income taxes:
United States federal:
Current	$1,970	$2,633	$2,722
Deferred	742	1,493	570

	2,712	4,126	3,292
State and local	383	459	484

Total United States	3,095	4,585	3,776

Outside United States:
Current	1,814	1,747	1,516
Deferred	242	92	115

Total outside United States	2,056	1,839	1,631

Total provision for income taxes	$5,151	$6,424	$5,407

        At December 31, 2003, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $8.6 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

        The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	1.3	1.7	2.3
Goodwill amortization			2.3
Other (including reversal of taxes no longer required)	(1.4)	(1.2)	(1.7)

Effective tax rate	34.9%	35.5%	37.9%

        The effective tax rate impact of state and local income taxes in 2003 reflects reversals of $74 million of state tax liabilities, net of federal tax benefit, that are no longer needed due to published rulings during 2003.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2003 and 2002:

	2003	2002
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$1,392	$1,291
Settlement charges	1,240	1,066
Other	415	733

Total deferred income tax assets	3,047	3,090

Deferred income tax liabilities:
Trade names	(3,839)	(3,839)
Unremitted earnings	(862)	(651)
Property, plant and equipment	(2,275)	(2,158)
Prepaid pension costs	(1,199)	(660)

Total deferred income tax liabilities	(8,175)	(7,308)

Net deferred income tax liabilities	$(5,128)	$(4,218)

        Financial services deferred income tax liabilities are primarily attributable to temporary differences relating to net investments in finance leases.

Note 14. Segment Reporting:

        The products of ALG's subsidiaries include cigarettes, food (consisting principally of a wide variety of snacks, beverages, cheese, grocery products and convenient meals) and beer, prior to the merger of Miller into SAB on July 9, 2002. Another subsidiary of ALG, PMCC, is primarily engaged in leasing activities. The products and services of these subsidiaries constitute Altria Group, Inc.'s reportable segments of domestic tobacco, international tobacco, North American food, international food, beer (prior to July 9, 2002) and financial services.

        Altria Group, Inc.'s management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the segments excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the ALG level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.'s management. Altria Group, Inc.'s assets are managed on a worldwide basis by major products and, accordingly, asset information is reported for the tobacco, food and financial services segments, and for 2001, the beer segment. Intangible assets and related amortization are principally attributable to the food businesses. Other assets consist primarily of cash and cash equivalents and the investment in SABMiller. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Segment data were as follows:

	2003	2002	2001
	(in millions)
Net revenues:
Domestic tobacco	$17,001	$18,877	$19,902
International tobacco	33,389	28,672	26,517
North American food	21,907	21,485	20,970
International food	9,103	8,238	8,264
Beer		2,641	4,791
Financial services	432	495	435

Net revenues	$81,832	$80,408	$80,879

Earnings before income taxes, minority interest and cumulative effect of accounting change:
Operating companies income:
Domestic tobacco	$3,889	$5,011	$5,264
International tobacco	6,286	5,666	5,406
North American food	4,920	4,953	4,796
International food	1,282	1,330	1,239
Beer		276	481
Financial services	313	55	296
Amortization of intangibles	(9)	(7)	(1,014)
General corporate expenses	(771)	(683)	(766)

Operating income	15,910	16,601	15,702
Gain on Miller transaction		2,631
Interest and other debt expense, net	(1,150)	(1,134)	(1,418)

Earnings before income taxes, minority interest and cumulative effect of accounting change	$14,760	$18,098	$14,284

        Items affecting comparability of results were as follows:

  •
  Domestic Tobacco Legal Settlement—As discussed in Note 18. Contingencies, on May 16, 2003, PM USA and certain other defendants reached an agreement with a class of U.S. tobacco growers and quota-holders to resolve a lawsuit related to tobacco leaf purchases. During 2003, PM USA recorded pre-tax charges of $202 million for its obligations under the agreement. The pre-tax charges are included in the operating companies income of the domestic tobacco segment.

  •
  Domestic Tobacco Headquarters Relocation Charges—During the first quarter of 2003, PM USA announced that it will be moving its corporate headquarters from New York City to Richmond, Virginia, by June 2004. PM USA estimates that the total cost of the relocation will be approximately $120 million, including compensation to those employees who do not relocate. Approximately 270 or 40% of the eligible employees elected to relocate. In accordance with SFAS No. 146, pre-tax charges of $69 million were recorded in operating companies income of the domestic tobacco segment in 2003 for relocation charges. The relocation will require total cash payments of approximately $70 million in 2004 and $20 million in 2005 and beyond. Cash payments of approximately $30 million have been made through December 31, 2003.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  •
  Gains on Sales of Businesses—During 2003, KFI sold a European rice business and a branded fresh cheese business in Italy and recorded aggregate pre-tax gains of $31 million. During 2002, KFI sold a Latin American yeast and industrial bakery ingredients business, resulting in a pre-tax gain of $69 million, and Kraft sold several small businesses, resulting in pre-tax gains of $11 million.

  •
  Integration Costs and a Loss on Sale of a Food Factory—Altria Group, Inc.'s consolidated statements of earnings disclose the following items as integration costs, which are costs incurred by Kraft as it integrated the operations of Nabisco, and a loss on sale of a food factory. During 2003, Kraft reversed $13 million related to the previously recorded integration charges.

		For the Years Ended December 31,
		2003	2002	2001
		(in millions)
Closing a facility and other consolidation programs	North American food	$(13)	$98	$53
Consolidation of production lines and distribution networks in Latin America	International food		17
Loss on sale of a food factory	North American food		(4)	29

Total		$(13)	$111	$82

  •
  Asset Impairment and Exit Costs—For the years ended December 31, 2003, 2002 and 2001, asset impairment and exit costs were comprised of the following:

		2003	2002	2001
		(in millions)
Voluntary separation program	Domestic tobacco	$13
Voluntary early retirement	North American food		$135
Voluntary early retirement	International food		7
Separation program	International tobacco		58
Separation program	Beer		8
Separation program	General corporate*	26
Asset impairment	International food	6
Asset impairment	Beer		15	$19
Asset impairment	General corporate*	41

Total		$86	$223	$19

*
During January 2004, Altria Group, Inc. announced plans to sell its office facility in Rye Brook, New York. Approximately 1,000 employees currently work at the facility and these employees will either be relocated to other office facilities or will be severed. In connection with the decision to sell the facility, Altria Group, Inc. recorded a pre-tax charge of $41 million to write down the facility and the related fixed assets to fair value. During 2003, Altria Group, Inc. also recorded a pre-tax charge of $26 million, primarily for severance benefits related to the streamlining of various corporate functions.

•
Provision for Airline Industry Exposure—As discussed in Note 7. Finance Assets, net, during 2002, in recognition of the economic downturn in the airline industry, PMCC increased its allowance for losses by $290 million.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  •
  Litigation Related Expense—As discussed in Note 18. Contingencies, in connection with obtaining a stay of execution in May 2001 in the Engle class action, PM USA placed $500 million into a separate interest-bearing escrow account that, regardless of the outcome of the appeal, will be paid to the court and the court will determine how to allocate or distribute it consistent with the Florida Rules of Civil Procedure. As a result, PM USA recorded a $500 million pre-tax charge in its operating results for the year ended December 31, 2001.

  •
  Miller Transaction—As more fully discussed in Note 3. Miller Brewing Company Transaction, on July 9, 2002, Miller was merged into SAB to form SABMiller. The transaction resulted in a pre-tax gain of $2.6 billion or $1.7 billion after-tax.

        See Notes 3, 4 and 5, respectively, regarding the Miller Brewing Company transaction, divestitures and acquisitions.

	For the years ended December 31,
	2003	2002	2001
	(in millions)
Depreciation expense:
Domestic tobacco	$194	$194	$187
International tobacco	370	307	294
North American food	542	506	483
International food	262	203	197
Beer		61	119

	1,368	1,271	1,280
Other	63	53	43

Total depreciation expense	$1,431	$1,324	$1,323

Assets:
Tobacco	$23,298	$18,329	$17,791
Food	59,735	57,245	55,798
Beer			1,782
Financial services	8,540	9,231	8,864

	91,573	84,805	84,235
Other	4,602	2,735	733

Total assets	$96,175	$87,540	$84,968

Capital expenditures:
Domestic tobacco	$154	$140	$166
International tobacco	586	497	418
North American food	713	808	761
International food	372	376	340
Beer		84	132

	1,825	1,905	1,817
Other	149	104	105

Total capital expenditures	$1,974	$2,009	$1,922

        Altria Group, Inc.'s operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions within each segment, with Europe being the most significant. Total tobacco and food segment net revenues attributable to customers

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

located in Germany, Altria Group, Inc.'s largest European market, were $8.5 billion, $7.4 billion and $6.8 billion for the years ended December 31, 2003, 2002 and 2001, respectively.

        Geographic data for net revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill and other intangible assets) were as follows:

		For the years ended December 31,
		2003	2002	2001
		(in millions)
Net revenues:
United States	—domestic	$36,769	$41,067	$43,876
	—export	3,529	3,658	3,866
Europe		30,842	26,118	22,737
Other		10,692	9,565	10,400

	Total net revenues	$81,832	$80,408	$80,879

Long-lived assets:
United States		$25,825	$24,308	$22,864
Europe		6,048	4,939	4,328
Other		3,375	2,981	2,953

	Total long-lived assets	$35,248	$32,228	$30,145

Note 15. Benefit Plans:

        In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." In 2003, Altria Group, Inc. adopted the revised disclosure requirements of this pronouncement, except for certain disclosures about non-U.S. plans and estimated future benefit payments which are not required until 2004.

        Altria Group, Inc. sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of ALG's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, ALG and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

        The plan assets and benefit obligations of Altria Group, Inc.'s U.S. pension plans are measured at December 31 of each year.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pension Plans

Obligations and Funded Status

        The benefit obligations, plan assets and funded status of Altria Group, Inc.'s pension plans at December 31, 2003 and 2002, were as follows:

	U.S. Plans		Non-U.S. Plans
	2003	2002	2003	2002
	(in millions)
Benefit obligation at January 1	$9,002	$8,818	$4,074	$3,404
Service cost	234	215	140	105
Interest cost	579	590	217	183
Benefits paid	(604)	(845)	(209)	(179)
Miller transaction		(650)
Termination, settlement and curtailment	46	126		11
Actuarial losses	428	756	236	208
Currency			626	301
Other	(2)	(8)	72	41

Benefit obligation at December 31	9,683	9,002	5,156	4,074

Fair value of plan assets at January 1	7,535	9,448	2,548	2,272
Actual return on plan assets	1,821	(1,304)	351	(156)
Contributions	853	705	316	399
Benefits paid	(648)	(858)	(164)	(137)
Miller transaction		(476)
Currency			382	170
Actuarial (losses) gains	(6)	20

Fair value of plan assets at December 31	9,555	7,535	3,433	2,548

Funded status (plan assets less than benefit obligations) at December 31	(128)	(1,467)	(1,723)	(1,526)
Unrecognized actuarial losses	3,615	4,052	1,482	1,213
Unrecognized prior service cost	130	134	105	72
Additional minimum liability	(196)	(1,096)	(618)	(493)
Unrecognized net transition obligation			7	7

Net prepaid pension asset (liability) recognized	$3,421	$1,623	$(747)	$(727)

        The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $2.7 billion and $0.9 billion at December 31, 2003 and 2002, respectively. These amounts were recognized in Altria Group, Inc.'s consolidated balance sheets at December 31, 2003 and 2002, as other assets of $4.5 billion and $3.0 billion, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1.8 billion and $2.1 billion, respectively, for those plans in which the accumulated benefit obligations exceeded their plan assets.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        For U.S. and non-U.S. pension plans, the change in the additional minimum liability in 2003 and 2002 was as follows:

	U.S. Plans		Non-U.S. Plans
	2003	2002	2003	2002
	(in millions)
Decrease (increase) in minimum liability included in other comprehensive earnings (losses), net of tax	$508	$(531)	$(44)	$(229)

        The accumulated benefit obligation for the U.S. pension plans was $8.5 billion and $7.8 billion at December 31, 2003 and 2002, respectively.

        For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $557 million, $396 million and $17 million, respectively, as of December 31, 2003, and $4,026 million, $3,442 million and $2,615 million, respectively, as of December 31, 2002. At December 31, 2003, the majority of these relate to plans for salaried employees that cannot be funded under I.R.S. regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $3,780 million, $3,307 million and $2,048 million, respectively, as of December 31, 2003, and $2,904 million, $2,512 million and $1,433 million, respectively, as of December 31, 2002.

        The following weighted-average assumptions were used to determine Altria Group, Inc.'s benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2003	2002	2003	2002
Discount rate	6.25%	6.50%	4.87%	4.99%
Rate of compensation increase	4.20	4.20	3.40	3.30

Components of Net Periodic Benefit Cost

        Net periodic pension (income) cost consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	U.S. Plans			Non-U.S. Plans
	2003	2002	2001	2003	2002	2001
	(in millions)
Service cost	$234	$215	$189	$140	$105	$100
Interest cost	579	590	595	217	183	174
Expected return on plan assets	(936)	(943)	(961)	(257)	(209)	(205)
Amortization:
Net gain on adoption of SFAS No. 87		(1)	(10)
Unrecognized net loss (gain) from experience differences	46	23	(34)	29	7	(3)
Prior service cost	16	14	22	11	9	7
Termination, settlement and curtailment	68	133	(12)		28

Net periodic pension cost (income)	$7	$31	$(211)	$140	$123	$73

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During 2003, 2002 and 2001, employees left Altria Group, Inc. under voluntary early retirement and workforce reduction programs, and through the Miller transaction. These events resulted in settlement losses, curtailment losses and termination benefits of $17 million and $112 million for the U.S. plans in 2003 and 2002, respectively. In addition, retiring employees of KFNA elected lump-sum payments, resulting in settlement losses of $51 million and $21 million in 2003 and 2002, respectively, and settlement gains of $12 million in 2001. During 2002, early retirement programs in the international tobacco business resulted in additional termination benefits of $28 million for the non-U.S. plans.

        The following weighted-average assumptions were used to determine Altria Group, Inc.'s net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2003	2002	2001	2003	2002	2001
Discount rate	6.50%	7.00%	7.75%	4.99%	5.38%	5.52%
Expected rate of return on plan assets	9.00	9.00	9.00	7.81	7.94	7.93
Rate of compensation increase	4.20	4.50	4.50	3.30	3.68	3.81

        Altria Group, Inc.'s expected rate of return on plan assets is determined by the plan assets' historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

        ALG and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of ALG also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $235 million, $222 million and $231 million in 2003, 2002 and 2001, respectively.

Plan Assets

        Altria Group, Inc.'s U.S. pension plans asset allocation at December 31, 2003 and 2002, was as follows:

	Percentage of Fair Value of Plan Assets at December 31
U.S. Plans Asset Category
	2003	2002
Equity securities	71%	61%
Debt securities	26	34
Real estate	1	1
Other	2	4

Total	100%	100%

        Altria Group, Inc.'s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of Altria Group, Inc.'s plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities. The strategy utilizes indexed U.S. equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high-yield and international debt securities.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Altria Group, Inc. attempts to mitigate investment risk by rebalancing between equity and bond asset classes as Altria Group, Inc.'s contributions and monthly benefit payments are made.

        Altria Group, Inc. presently plans to make contributions, to the extent that they are tax deductible, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded domestic plans. Currently, Altria Group, Inc. anticipates making contributions of approximately $100 million in 2004, based on current tax law. However, this estimate is subject to change as a result of current tax proposals before Congress, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets.

  Postretirement Benefit Plans

        Net postretirement health care costs consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Service cost	$80	$68	$64
Interest cost	270	272	270
Amortization:
Unrecognized net loss (gain) from experience differences	47	24	1
Unrecognized prior service cost	(27)	(24)	(12)
Other expense	7	16

Net postretirement health care costs	$377	$356	$323

        During 2003 and 2002, Altria Group, Inc. instituted early retirement programs. These actions resulted in special termination benefits and curtailment losses of $7 million and $16 million in 2003 and 2002, respectively, which are included in other expense above.

        In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act establishes a prescription drug benefit under Medicare, known as "Medicare Part D," and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

        In January 2004, the FASB issued FASB Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). Altria Group, Inc. has elected to defer accounting for the effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, Altria Group, Inc.'s accumulated postretirement benefit obligation and net postretirement health care costs included in the consolidated financial statements and accompanying notes do not reflect the effects of the Act on the plans. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require Altria Group, Inc. to change previously reported information.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following weighted-average assumptions were used to determine Altria Group, Inc.'s net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2003	2002	2001	2003	2002	2001
Discount rate	6.50%	7.00%	7.75%	6.75%	6.75%	7.00%
Health care cost trend rate	8.00	5.90	6.50	7.00	8.00	9.00

        Altria Group, Inc.'s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2003 and 2002, were as follows:

	2003	2002
	(in millions)
Accumulated postretirement benefit obligation at January 1	$4,249	$3,966
Service cost	80	68
Interest cost	270	272
Benefits paid	(246)	(260)
Miller transaction		(322)
Curtailments	7	21
Plan amendments	(28)	(180)
Currency	18
Assumption changes	253	348
Actuarial (gains) losses	(4)	336

Accumulated postretirement benefit obligation at December 31	4,599	4,249

Unrecognized actuarial losses	(1,326)	(1,098)
Unrecognized prior service cost	202	199

Accrued postretirement health care costs	$3,475	$3,350

        The current portion of Altria Group, Inc.'s accrued postretirement health care costs of $259 million and $222 million at December 31, 2003 and 2002, respectively, are included in other accrued liabilities on the consolidated balance sheets.

        The following weighted-average assumptions were used to determine Altria Group, Inc.'s postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2003	2002	2003	2002
Discount rate	6.25%	6.50%	6.50%	6.75%
Health care cost trend rate assumed for next year	8.90	8.00	8.00	7.00
Ultimate trend rate	5.00	5.00	5.00	4.00
Year that the rate reaches the ultimate trend rate	2006	2006	2010	2006

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2003:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	13.4%	(10.8)%
Effect on postretirement benefit obligation	9.6	(8.0)

  Postemployment Benefit Plans

        ALG and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Service cost	$24	$48	$34
Amortization of unrecognized net loss	11	3	8
Other expense	69	40

Net postemployment costs	$104	$91	$42

        During 2002, certain salaried employees left Altria Group, Inc. under voluntary early retirement and integration programs. These programs resulted in incremental postemployment costs, which are included in other expense above.

        Altria Group, Inc.'s postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2003 and 2002, were as follows:

	2003	2002
	(in millions)
Accumulated benefit obligation at January 1	$473	$788
Service cost	24	48
Benefits paid	(196)	(220)
Miller transaction		(35)
Actuarial losses (gains)	179	(108)

Accumulated benefit obligation at December 31	480	473
Unrecognized experience losses	(14)	(8)

Accrued postemployment costs	$466	$465

        The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.5% and 0.3% in 2003 and 2002, respectively, assumed compensation cost increases of 4.2% in 2003 and 2002, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Additional Information:

	For the Years Ended December 31,
	2003	2002	2001
	(in millions)
Research and development expense	$762	$686	$647
Advertising expense	$1,657	$1,869	$2,196
Interest and other debt expense, net:
Interest expense	$1,367	$1,327	$1,659
Interest income	(217)	(193)	(241)

	$1,150	$1,134	$1,418

Interest expense of financial services operations included in cost of sales	$108	$97	$99

Rent expense	$767	$741	$650

        Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2003, were as follows (in millions):

2004	$552
2005	399
2006	277
2007	208
2008	157
Thereafter	450

$2,043

Note 17. Financial Instruments:

  Derivative financial instruments

        Altria Group, Inc. operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures. Derivative financial instruments are used by Altria Group, Inc., principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices, by creating offsetting exposures. Altria Group, Inc. is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. Altria Group, Inc. formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it was deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Altria Group, Inc. uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany forecasted transactions and balances. A substantial portion of Altria Group, Inc.'s derivative financial instruments is effective as hedges. The primary currencies to which Altria Group, Inc. is exposed include the Japanese yen, Swiss franc and the euro. At December 31, 2003 and 2002, Altria Group, Inc. had option and forward foreign exchange contracts with aggregate notional amounts of $13.6 billion and $10.1 billion, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. Included in the foreign currency aggregate notional amounts at December 31, 2003 and 2002 were $3.4 billion and $2.6 billion, respectively, of equal and offsetting foreign currency positions, which do not qualify as hedges and that will not result in any significant gain or loss. The effective portion of unrealized gains and losses associated with forward contracts and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on Altria Group, Inc.'s consolidated statement of earnings.

        In addition, Altria Group, Inc. uses foreign currency swaps to mitigate its exposure to changes in exchange rates related to foreign currency denominated debt. These swaps typically convert fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity. A substantial portion of the foreign currency swap agreements are accounted for as cash flow hedges. The unrealized gain (loss) relating to foreign currency swap agreements that do not qualify for hedge accounting treatment under SFAS No. 133 was insignificant as of December 31, 2003 and 2002. At December 31, 2003 and 2002, the notional amounts of foreign currency swap agreements aggregated $2.5 billion. Aggregate maturities of foreign currency swap agreements at December 31, 2003, were as follows (in millions):

2004	$197
2006	1,064
2008	1,282

$2,543

        Altria Group, Inc. also designates certain foreign currency denominated debt as net investment hedges of foreign operations. During the years ended December 31, 2003, 2002 and 2001, losses of $121 million, net of income taxes, $163 million, net of income taxes, and $18 million, net of income taxes, respectively, which represented effective hedges of net investments, were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments.

        Kraft is exposed to price risk related to forecasted purchases of certain commodities used as raw materials. Accordingly, Kraft uses commodity forward contracts as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. At December 31, 2003 and 2002, Kraft had net long commodity positions of $255 million and $544 million, respectively. In general, commodity forward contracts qualify for the normal purchase exception under U.S. GAAP. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales when the related inventory is sold. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2003 and 2002.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During the year ended December 31, 2003, ineffectiveness related to fair value hedges and cash flow hedges was a gain of $13 million, which was recorded in cost of sales on the consolidated statement of earnings. Ineffectiveness related to fair value and cash flow hedges during the year ended December 31, 2002 was not material. Altria Group, Inc. is hedging forecasted transactions for periods not exceeding the next two years. At December 31, 2003, Altria Group, Inc. estimates that derivative losses of $73 million, net of income taxes, reported in accumulated other comprehensive earnings (losses) will be reclassified to the consolidated statement of earnings within the next twelve months.

        Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2003, 2002 and 2001, as follows (in millions):

	2003	2002	2001
(Loss) gain as of January 1	$(77)	$33	$—
Impact of SFAS No. 133 adoption			15
Derivative (gains) losses transferred to earnings	(42)	1	(84)
Change in fair value	36	(111)	102

(Loss) gain as of December 31	$(83)	$(77)	$33

  Credit exposure and credit risk

        Altria Group, Inc. is exposed to credit loss in the event of nonperformance by counterparties. Altria Group, Inc. does not anticipate nonperformance within its consumer products businesses. However, see Note 7. Finance Assets, net regarding certain aircraft leases.

  Fair value

        The aggregate fair value, based on market quotes, of Altria Group, Inc.'s total debt at December 31, 2003, was $25.8 billion, as compared with its carrying value of $24.5 billion. The aggregate fair value of Altria Group, Inc.'s total debt at December 31, 2002, was $24.6 billion, as compared with its carrying value of $23.3 billion.

        The fair value, based on market quotes, of Altria Group, Inc.'s equity investment in SABMiller at December 31, 2003, was $4.4 billion, as compared with its carrying value of $2.1 billion. The fair value of Altria Group, Inc.'s equity investment in SABMiller at December 31, 2002, was $3.1 billion, as compared with its carrying value of $1.9 billion.

        See Notes 8 and 9 for additional disclosures of fair value for short-term borrowings and long-term debt.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Contingencies:

        Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, as well as their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

Overview of Tobacco-Related Litigation

  Types and Number of Cases

        Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, and (iv) other tobacco-related litigation. Other tobacco-related litigation includes class action suits alleging that the use of the terms "Lights" and "Ultra Lights" constitutes deceptive and unfair trade practices, suits by foreign governments seeking to recover damages resulting from the allegedly illegal importation of cigarettes into various jurisdictions, suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and various antitrust suits. Damages claimed in some of the tobacco-related litigation range into the billions of dollars. Plaintiffs' theories of recovery and the defenses raised in the smoking and health and health care cost recovery cases are discussed below.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The table below lists the number of certain tobacco-related cases pending against PM USA and, in some instances, ALG or PMI, as of December 31, 2003, December 31, 2002 and December 31, 2001, and a page-reference to further discussions of each type of case.

Type of Case	Number of Cases Pending as of December 31, 2003	Number of Cases Pending as of December 31, 2002	Number of Cases Pending as of December 31, 2001	Page References
Individual Smoking and Health Cases (1) (2)	423	250	250	48-49
Smoking and Health Class Actions and Aggregated Claims Litigation (3)	12	41	37	49
Health Care Cost Recovery Actions	13	41	45	49-52
Lights/Ultra Lights Class Actions	21	11	10	52-53
Tobacco Price Cases (4)	28	39	36	53
Cigarette Contraband Cases (5)	5	5	5	54-55
Asbestos Contribution Cases	7	8	13	54

(1)
The increase in cases at December 31, 2003 compared to prior periods is due primarily to new cases being filed in Maryland and to the reclassification as individual cases of purported class actions filed in Nevada, following the denials of plaintiffs' motions for class certification.

(2)
Does not include 2,740 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke ("ETS"). The flight attendants allege that they are members of an ETS smoking and health class action, which was settled in 1997. The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages.

(3)
Includes as one case the aggregated claims of 1,026 individuals that are proposed to be tried in a single proceeding in West Virginia.

(4)
Includes 26 cases that were dismissed in January 2004 on plaintiffs' motions.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5)
Includes three cases in which dismissals became final in January 2004, following the United States Supreme Court's refusal to grant further review of these cases.

        There are also a number of other tobacco-related actions pending outside the United States against PMI and its affiliates and subsidiaries, including an estimated 99 smoking and health cases brought on behalf of individuals (Argentina (45), Australia (2), Brazil (35), Czech Republic (2), Israel (2), Italy (7), the Philippines, Poland, Scotland, Spain (2) and Venezuela), compared with approximately 86 such cases on December 31, 2002, and 64 such cases on December 31, 2001. In addition, as of December 31, 2003, there were six smoking and health putative class actions pending outside the United States (Brazil, Canada (4), and Spain), compared with eight such cases on December 31, 2002, and 11 such cases on December 31, 2001. In addition, four health care cost recovery actions are pending in Israel, Canada, France and Spain against PMI or its affiliates.

  Pending and Upcoming Trials

        Certain cases against PM USA and, in some instances, ALG, are scheduled for trial through the end of 2004, including the second phase of the trial in the Scott, et al. v. The American Tobacco Company, Inc. et al. medical monitoring class action (discussed below) and the health care cost recovery case brought by the United States government (discussed below) and an estimated 11 individual smoking and health cases. In addition, four cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by ETS are scheduled for trial through the end of 2004, including one trial scheduled to begin during the next three months. Cases against other tobacco companies are also scheduled for trial through the end of 2004. Trial dates are subject to change.

  Recent Trial Results

        Since January 1999, verdicts have been returned in 36 smoking and health, Lights/Ultra Lights and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 23 of the 36 cases. These 23 cases were tried in California (2), Florida (7), Mississippi, Missouri, New Hampshire, New Jersey, New York (3), Ohio (2), Pennsylvania, Rhode Island, Tennessee (2) and West Virginia. Plaintiffs' appeals or post-trial motions challenging the verdicts are pending in California, Florida, Missouri, New Hampshire, Ohio, Pennsylvania and West Virginia. A motion for a new trial has been granted in one of the cases in Florida. In addition, in December 2002, a court dismissed an individual smoking and health case in California at the end of trial.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The chart below lists the verdicts and post-trial developments in the 13 pending cases that have gone to trial since January 1999 in which verdicts were returned in favor of plaintiffs.

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
November 2003	Missouri/Thompson	Individual Smoking and Health	$2.1 million in compensatory damages against all defendants, including $837,403 against PM USA.	In December 2003, PM USA filed post-trial motions challenging the verdict.
April 2003	Florida/ Eastman	Individual Smoking and Health	$6.54 million in compensatory damages, against all defendants, including $2.62 million against PM USA.	PM USA has filed its appeal, which is currently pending before a Florida Court of Appeal.
March 2003	Illinois/ Price	Lights/Ultra Lights Class Action	$7.1005 billion in compensatory damages and $3 billion in punitive damages against PM USA.	The Illinois Supreme Court has agreed to hear PM USA's appeal. See the discussion of the Price case under the heading Certain Other Tobacco-Related Litigation Lights/Ultra Lights Cases.
October 2002	California/ Bullock	Individual Smoking and Health	$850,000 in compensatory damages and $28 billion in punitive damages against PM USA.	In December 2002, the trial court reduced the punitive damages award to $28 million; PM USA and plaintiff have appealed.
June 2002	Florida/ French	Flight Attendant ETS Litigation	$5.5 million in compensatory damages against all defendants, including PM USA.	In September 2002, the trial court reduced the damages award to $500,000; plaintiff and defendants have appealed.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
June 2002	Florida/ Lukacs	Individual Smoking and Health	$37.5 million in compensatory damages against all defendants, including PM USA.	In March 2003, the trial court reduced the damages award to $24.86 million; PM USA intends to appeal.
March 2002	Oregon/ Schwarz	Individual Smoking and Health	$168,500 in compensatory damages and $150 million in punitive damages against PM USA.	In May 2002, the trial court reduced the punitive damages award to $100 million; PM USA and plaintiff have appealed.
June 2001	California/ Boeken	Individual Smoking and Health	$5.5 million in compensatory damages and $3 billion in punitive damages against PM USA.	In August 2001, the trial court reduced the punitive damages award to $100 million; PM USA and plaintiff have appealed.
June 2001	New York/ Empire Blue Cross and Blue Shield	Health Care Cost Recovery	$17.8 million in compensatory damages against all defendants, including $6.8 million against PM USA.
In February 2002, the trial court awarded plaintiffs $38 million in attorneys' fees. In September 2003, the United States Court of Appeals for the Second Circuit reversed the portion of the judgment relating to subrogation, certified questions relating to plaintiff's direct claims of deceptive business practices to the New York Court of Appeals and deferred its ruling on the appeal of the attorneys' fees award pending the ruling on the certified questions.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
July 2000	Florida/ Engle	Smoking and Health Class Action	$145 billion in punitive damages against all defendants, including $74 billion against PM USA.
In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs' motion for reconsideration was denied in September 2003, and plaintiffs petitioned the Florida Supreme Court for further review. See "Engle Class Action" below.
March 2000	California/ Whiteley	Individual Smoking and Health	$1.72 million in compensatory damages against PM USA and another defendant, and $10 million in punitive damages against each of PM USA and the other defendant.	In May 2000, PM USA filed its appeal, which is currently pending before a California Court of Appeal.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
March 1999	Oregon/ Williams	Individual Smoking and Health	$800,000 in compensatory damages, $21,500 in medical expenses and $79.5 million in punitive damages against PM USA.	The trial court reduced the punitive damages award to $32 million, and PM USA and plaintiff appealed. In June 2002, the Oregon Court of Appeals reinstated the $79.5 million punitive damages award. Following the Oregon Supreme Court's refusal to hear PM USA's appeal, PM USA recorded a provision of $32 million in marketing, administration and research costs on the 2002 consolidated statement of earnings as its best estimate of the probable loss in this case and petitioned the United States Supreme Court for further review. In October 2003, the United States Supreme Court set aside the Oregon appellate court's ruling, and directed the Oregon court to reconsider the case in light of the recent State Farm decision by the United States Supreme Court, which limited punitive damages.
February 1999	California/ Henley	Individual Smoking and Health	$1.5 million in compensatory damages and $50 million in punitive damages against PM USA.
The trial court reduced the punitive damages award to $25 million and PM USA and plaintiff appealed. A California Court of Appeal affirmed the trial court's ruling, and PM USA appealed to the California Supreme Court, which vacated the decision of the Court of Appeal. In September 2003, the Court of Appeal, citing the State Farm decision, reduced the punitive damages award to $9 million. In November 2003, PM USA petitioned the California Supreme Court for further review.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        In addition to the cases discussed above, in October 2003, an appellate court in Brazil reversed a lower court's dismissal of an individual smoking and health case and ordered PMI's Brazilian affiliate to pay plaintiff approximately $256,000 and other unspecified damages. PMI's Brazilian affiliate intends to appeal.

        With respect to certain adverse verdicts currently on appeal, excluding amounts relating to the Engle and Price cases, as of December 31, 2003, PM USA has posted various forms of security totaling $367 million, the majority of which have been collateralized with cash deposits, to obtain stays of judgments pending appeals. The cash deposits are included in other assets on the consolidated balance sheets.

  Engle Class Action

        In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA posted a bond in the amount of $100 million and appealed.

        In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into a separate interest-bearing escrow account that, regardless of the outcome of the appeal, will be paid to the court and the court will determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In July 2001, PM USA also placed $1.2 billion into an interest-bearing escrow account, which will be returned to PM USA should it prevail in its appeal of the case. (The $1.2 billion escrow account is included in the December 31, 2003 and December 31, 2002 consolidated balance sheets as other assets. Interest income on the $1.2 billion escrow account is paid to PM USA quarterly and is being recorded as earned, in interest and other debt expense, net, in the consolidated statements of earnings.) In connection with the stipulation, PM USA recorded a $500 million pre-tax charge in its consolidated statement of earnings for the quarter ended March 31, 2001.

        In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court with instructions for the trial court to order the decertification of the class. Plaintiffs' motion for reconsideration was denied in September 2003, and plaintiffs have petitioned the Florida Supreme Court for further review.

Smoking and Health Litigation

  Overview

        Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state RICO statutes. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated the injuries caused by their exposure to asbestos. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

  Smoking and Health Class Actions

        Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of "addicted" smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.

        Class certification has been denied or reversed by courts in 56 smoking and health class actions involving PM USA in Arkansas, the District of Columbia (2), Florida (the Engle case), Illinois (2), Iowa, Kansas, Louisiana, Maryland, Michigan, Minnesota, Nevada (29), New Jersey (6), New York (2), Ohio, Oklahoma, Pennsylvania, Puerto Rico, South Carolina, Texas and Wisconsin. A class remains certified in the Scott class action discussed below.

        In July 2003, following the first phase of the trial in the Scott class action, in which plaintiffs seek creation of funds to pay for medical monitoring and smoking cessation programs, a Louisiana jury returned a verdict in favor of defendants, including PM USA, in connection with plaintiffs' medical monitoring claims, but also found that plaintiffs could benefit from smoking cessation assistance. The jury also found that cigarettes as designed are not defective but that the defendants failed to disclose all they knew about smoking and diseases and marketed their products to minors. The jury was not permitted to award damages during this phase of the trial. The second phase of the trial is scheduled to begin in March 2004. In November 2001, in the first medical monitoring class action case to go to trial, a West Virginia jury returned a verdict in favor of all defendants, including PM USA, and plaintiffs have appealed. In February 2003, the West Virginia Supreme Court agreed to hear plaintiffs' appeal.

Health Care Cost Recovery Litigation

  Overview

        In health care cost recovery litigation, domestic and foreign governmental entities and non-governmental plaintiffs seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.

        The claims asserted include the claim that cigarette manufacturers were "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit, and statutes of limitations. In addition, defendants argue that they should be entitled to "set off" any alleged damages to the extent the plaintiff benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.

        Although there have been some decisions to the contrary, most judicial decisions have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and four state intermediate appellate courts, relying primarily on grounds that plaintiffs' claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs' appeals from the cases decided by five circuit courts of appeals.

        A number of foreign governmental entities have filed health care cost recovery actions in the United States. Such suits have been brought in the United States by 13 countries, a Canadian province, 11 Brazilian states and 11 Brazilian cities. Thirty-two of the cases have been dismissed, and four remain pending. In addition to the cases brought in the United States, health care cost recovery actions have also been brought in Israel, the Marshall Islands (dismissed), Canada, France and Spain, and other entities have stated that they are considering filing such actions. In September 2003, the case pending in France was dismissed, and plaintiff has appealed.

        In March 1999, in the first health care cost recovery case to go to trial, an Ohio jury returned a verdict in favor of defendants on all counts. In June 2001, a New York jury returned a verdict awarding $6.83 million in compensatory damages against PM USA and a total of $11 million against four other defendants in a health care cost recovery action brought by a Blue Cross and Blue Shield plan, and defendants, including PM USA appealed. See the discussion of the Empire Blue Cross and Blue Shield case above under the heading Recent Trial Results for the post-trial developments in this case.

  Settlements of Health Care Cost Recovery Litigation

        In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the "MSA") with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the "State Settlement Agreements"). The State Settlement Agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments contemplated by the agreement with tobacco growers discussed below),

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

subject to adjustments for several factors, including inflation, market share and industry volume: 2004 through 2007, $8.4 billion each year; and, thereafter, $9.4 billion each year. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500 million. PM USA's portion of ongoing adjusted payments and legal fees is based on its relative share of the settling manufacturers' domestic cigarette shipments, including roll-your-own cigarettes, in the year preceding that in which the payment is due. PM USA records its portions of ongoing settlement payments as part of cost of sales as product is shipped. These payment obligations are the several and not joint obligations of each of the settling defendants.

        The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

        As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota-holders. To that end, four of the major domestic tobacco product manufacturers, including PM USA, and the grower states, have established a trust fund to provide aid to tobacco growers and quota-holders. The trust will be funded by these four manufacturers over 12 years with payments, prior to application of various adjustments, scheduled to total $5.15 billion. Future industry payments (2004 through 2008, $500 million each year; 2009 and 2010, $295 million each year) are subject to adjustment for several factors, including inflation, United States cigarette volume and certain contingent events, and, in general are to be allocated based on each manufacturer's relative market share. PM USA records its portion of these payments as part of cost of sales as product is shipped.

        The State Settlement Agreements have materially adversely affected the volumes of PM USA and ALG believes that they may also materially adversely affect the results of operations, cash flows or financial position of PM USA and Altria Group, Inc. in future periods. The degree of the adverse impact will depend on, among other things, the rate of decline in United States cigarette sales in the premium and discount segments, PM USA's share of the domestic premium and discount cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and the other State Settlement Agreements.

        Two cases are pending in New York and Pennsylvania in which plaintiffs challenge the validity of the MSA and allege that the MSA violates antitrust laws. In the case pending in New York, in which PM USA is a defendant, defendants' motions to dismiss have been granted in part and denied in part. In July 2003, an appellate court affirmed the dismissal of the case in Pennsylvania, and plaintiffs have petitioned the United States Supreme Court for further review.

  Federal Government's Lawsuit

        In 1999, the United States government filed a lawsuit in the United States District Court for the District of Columbia against various cigarette manufacturers and others, including PM USA and ALG, asserting claims under three federal statutes, the Medical Care Recovery Act ("MCRA"), the Medicare Secondary Payer ("MSP") provisions of the Social Security Act and the Racketeer Influenced and Corrupt Organizations Act ("RICO"). The lawsuit seeks to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants' fraudulent and tortious conduct and paid for by the government under

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

various federal health care programs, including Medicare, military and veterans' health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleges that such costs total more than $20 billion annually. It also seeks what it alleges to be equitable and declaratory relief, including disgorgement of profits which arose from defendants' allegedly tortious conduct, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government's future costs of providing health care resulting from defendants' alleged past tortious and wrongful conduct. PM USA and ALG moved to dismiss this lawsuit on numerous grounds, including that the statutes invoked by the government do not provide a basis for the relief sought. In September 2000, the trial court dismissed the government's MCRA and MSP claims, but permitted discovery to proceed on the government's claims for relief under RICO. In January 2003, the government and defendants submitted preliminary proposed findings of fact and conclusions of law; rebuttals were filed in April. The government alleges that disgorgement by defendants of approximately $280 billion is an appropriate remedy. In May 2003, the court denied defendants' motion for partial summary judgment seeking to dismiss the claims related to advertising, marketing, promotions and health warnings. Additional motions for summary judgment have been filed by the government and defendants. In January 2004, the court granted one of the government's pending motions and dismissed certain equitable defenses of defendants. The remaining motions for summary judgment filed by the government and defendants are still pending. Trial of the case is currently scheduled for September 2004.

Certain Other Tobacco-Related Litigation

        Lights/Ultra Lights Cases:    These class actions have been brought against PM USA and, in certain instances, ALG and PMI, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Plaintiffs in these class actions allege, among other things, that the use of the terms "Lights" and/or "Ultra Lights" constitutes deceptive and unfair trade practices, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. Cases are pending in Arkansas, California, Delaware, Florida, Georgia, Illinois (2), Louisiana, Massachusetts, Minnesota, Missouri, New Hampshire (2), New Jersey, Ohio (2) Oregon, Tennessee, West Virginia (2) and Wisconsin. To date, trial courts in Arizona and Minnesota have refused to certify classes in these cases, and appellate courts in Florida and Massachusetts have overturned class certifications by trial courts. The decertification decision in Massachusetts is currently on appeal to Massachusetts' highest court. Plaintiffs in the Florida case have indicated their intent to appeal. Trial courts have certified classes against PM USA in the Price case in Illinois and in Missouri and Ohio (2). PM USA has appealed or intends to appeal or otherwise challenge these class certification orders. In January 2004, the trial court granted PM USA's motion to dismiss the case in California.

        With respect to the Price case, trial commenced in January 2003, and in March 2003, the judge found in favor of the plaintiff class and awarded approximately $7.1 billion in compensatory damages and $3 billion in punitive damages against PM USA. In April 2003, the judge reduced the amount of the appeal bond that PM USA must provide and ordered PM USA to place a pre-existing 7.0%, $6 billion long-term note from ALG to PM USA in an escrow account with an Illinois financial institution. (Since this note is the result of an intercompany financing arrangement, it does not appear on the consolidated balance sheet of Altria Group, Inc.) The judge's order also requires PM USA to make cash deposits with the clerk of the Madison County Circuit Court in the following amounts: beginning October 1, 2003, an amount equal to the interest earned by PM USA on the ALG note ($210 million every six months), an additional $800 million in four equal quarterly installments between September 2003 and June 2004 and the payments of principal of the note, which are due in April 2008, 2009 and 2010. Through

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003, PM USA paid $610 million of the cash payments due under the judge's order. (Cash payments into the account are included in other assets on Altria Group, Inc.'s consolidated balance sheet at December 31, 2003.) If PM USA prevails on appeal, the escrowed note and all cash deposited with the court will be returned to PM USA, with accrued interest less administrative fees payable to the court. Plaintiffs appealed the judge's order reducing the bond. In July 2003, the Illinois Fifth District Court of Appeals ruled that the trial court had exceeded its authority in reducing the bond. In September 2003, the Illinois Supreme Court upheld the reduced bond set by the trial court and announced it would hear PM USA's appeal on the merits without the need for intermediate appellate court review. PM USA believes that the Price case should not have been certified as a class action and that the judgment should ultimately be set aside on any of a number of legal and factual grounds that it is pursuing on appeal.

        Tobacco Growers' Case:    In February 2000, a suit was filed on behalf of a purported class of tobacco growers and quota-holders who alleged that defendants, including PM USA, violated antitrust laws by bid-rigging and allocating purchases at tobacco auctions and by conspiring to undermine the tobacco quota and price-support program administered by the federal government. In 2003, PM USA and certain other defendants reached an agreement with plaintiffs to settle the lawsuit. The agreement includes a commitment by each settling manufacturer defendant to purchase a certain percentage of its leaf requirements from U.S. tobacco growers over a period of at least ten years. In October 2003, the trial court approved the settlement, and in December 2003, awarded plaintiffs attorneys' fees and expenses. In 2003, PM USA recorded a pre-tax charge of $202 million in 2003 reflecting its share of the settlement and attorneys' fees.

        Tobacco Price Cases:    Plaintiffs in these cases allege that defendants, including PM USA and, in certain instances, ALG and PMI, conspired to fix cigarette prices in violation of antitrust laws. Seven of the putative class actions were filed in various federal district courts by direct purchasers of tobacco products, and the remaining 29 were filed in 13 states and the District of Columbia by retail purchasers of tobacco products. The seven federal class actions were consolidated and subsequently dismissed on defendants' motion for summary judgment, and this dismissal is now final. Plaintiffs' motions for class certification have been granted in two cases pending in state courts in Kansas and New Mexico; however, the New Mexico Court of Appeals has agreed to hear defendants' appeal of the class certification decision. Plaintiffs' motions for class certification have been denied in two cases pending in state courts in Michigan and Minnesota. Defendants' motion to dismiss was granted in a case pending in state court in Florida, and final judgment has been entered for defendants. Defendants' motion for summary judgment has been granted in the case pending in state court in Michigan, and plaintiffs have decided not to pursue an appeal. In addition, defendants' motion to dismiss was granted in a case pending in state court in Arizona and the Arizona Court of Appeals reversed the trial court's decision. In August 2003, the Arizona Supreme Court affirmed the ruling of the Court of Appeals and remanded the case to the trial court. The plaintiffs in the Arizona case, as well as the cases in state courts in California, the District of Columbia, Maine, Michigan, Minnesota, Nevada, North Dakota, South Dakota, Tennessee, West Virginia, and Wisconsin, have agreed to dismiss their cases.

        Wholesale Leaders Case:    In June 2003, certain wholesale distributors of cigarettes filed suit against PM USA seeking to enjoin the PM USA "2003 Wholesale Leaders" ("WL") program that became available to wholesalers in June 2003. The complaint alleges that the WL program constitutes unlawful price discrimination and is an attempt to monopolize. In addition to an

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

injunction, plaintiffs seek unspecified monetary damages, attorneys' fees, costs and interest. The states of Tennessee and Mississippi intervened as plaintiffs in this litigation. In August 2003, the trial court issued a preliminary injunction, subject to plaintiffs' posting a bond in the amount of $1 million, enjoining PM USA from implementing certain discount terms with respect to the sixteen wholesale distributor plaintiffs, and PM USA appealed. In September 2003, the United States Court of Appeals for the Sixth Circuit granted PM USA's motion to stay the injunction pending an expedited appeal. Trial is scheduled for March 2005. In December 2003, a tobacco manufacturer filed a similar lawsuit against PM USA in Michigan alleging that the WL program constitutes unlawful price discrimination and is an attempt to monopolize. Plaintiff seeks unspecified monetary damages.

        Consolidated Putative Punitive Damages Cases:    In September 2000, a putative class action was filed in the federal district court in the Eastern District of New York that purported to consolidate punitive damages claims in ten tobacco-related actions then pending in federal district courts in New York and Pennsylvania. In July 2002, plaintiffs filed an amended complaint and a motion seeking certification of a punitive damages class of persons residing in the United States who smoke or smoked defendants' cigarettes, and who have been diagnosed by a physician with an enumerated disease from April 1993 through the date notice of the certification of this class is disseminated. The following persons are excluded from the class: (1) those who have obtained judgments or settlements against any defendants; (2) those against whom any defendant has obtained judgment; (3) persons who are part of the Engle class; (4) persons who should have reasonably realized that they had an enumerated disease prior to April 9, 1993; and (5) those whose diagnosis or reasonable basis for knowledge predates their use of tobacco. In September 2002, the court granted plaintiffs' motion for class certification. Defendants petitioned the United States Court of Appeals for the Second Circuit for review of the trial court's ruling, and the Second Circuit has agreed to hear defendant's petition. Trial of the case has been stayed pending resolution of defendants' petition.

        Cases Under the California Business and Professions Code:    In June 1997 and July 1998, two suits were filed in California alleging that domestic cigarette manufacturers, including PM USA and others, have violated California Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices. Class certification was granted as to plaintiffs' claims that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods and injunctive relief. In September 2002, the court granted defendants' motion for summary judgment as to all claims in one of the cases. Plaintiffs have appealed. Defendants' motion for summary judgment is pending in the other case.

        Asbestos Contribution Cases:    These cases, which have been brought on behalf of former asbestos manufacturers and affiliated entities against PM USA and other cigarette manufacturers, seek, among other things, contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking.

        Cigarette Contraband Cases:    As of December 31, 2003, the European Community and ten member states, Ecuador, Belize, Honduras and various Departments of Colombia had filed suits in the United States against ALG and certain of its subsidiaries, including PM USA and PMI, and other cigarette manufacturers and their affiliates, alleging that defendants sold to distributors cigarettes that would be illegally imported into various jurisdictions. The claims asserted in these cases include negligence, negligent misrepresentation, fraud, unjust enrichment, violations of RICO and its state-law equivalents and conspiracy. Plaintiffs in these cases seek actual damages, treble damages and unspecified injunctive relief. In February 2002, the courts

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

granted defendants' motions to dismiss all of the actions. Plaintiffs in each of the cases appealed. In August 2003, the United States Court of Appeals for the Eleventh Circuit affirmed the trial court's ruling in the cases brought by Ecuador, Belize and Honduras. In November 2003, Ecuador, Belize and Honduras petitioned the United States Supreme Court for further review, and in January 2004 the Supreme Court denied the petition. In January 2004, the United States Court of Appeals for Second Circuit affirmed the dismissals of the cases brought by the European Community and ten member states and the Colombian Departments. There is the possibility that future litigation related to cigarette contraband issues may be brought by these or other parties.

        Vending Machine Case:    Plaintiffs, who began their case as a purported nationwide class of cigarette vending machine operators, allege that PM USA has violated the Robinson-Patman Act in connection with its promotional and merchandising programs available to retail stores and not available to cigarette vending machine operators. The initial complaint was amended to bring the total number of plaintiffs to 211 but, by stipulated orders, all claims were stayed, except those of ten plaintiffs that proceeded to pre-trial discovery. Plaintiffs request actual damages, treble damages, injunctive relief, attorneys' fees and costs, and other unspecified relief. In June 1999, the court denied plaintiffs' motion for a preliminary injunction. Plaintiffs have withdrawn their request for class action status. In August 2001, the court granted PM USA's motion for summary judgment and dismissed, with prejudice, the claims of the ten plaintiffs. In October 2001, the court certified its decision for appeal to the United States Court of Appeals for the Sixth Circuit following the stipulation of all plaintiffs that the district court's dismissal would, if affirmed, be binding on all plaintiffs. In January 2004, the Sixth Circuit reversed the trial court's ruling that granted PM USA's motion for summary judgment.

Certain Other Actions

        Italian Tax Matters:    In recent years, approximately two hundred tax assessments alleging nonpayment of the euro equivalent of $2.9 billion in taxes in Italy (value-added taxes for the years 1988 to March 1996 and income taxes for the years 1987 to March 1996) were served upon certain affiliates of PMI. In addition, the euro equivalent of $4.7 billion in interest and penalties were assessed. These assessments were in various stages of appeal. In 2003, certain affiliates of PMI invoked the amnesty provisions of a recently enacted Italian fiscal law and agreed with the Italian tax authorities to resolve all but twenty-five of the assessments issued to that date for the euro equivalent of $308 million, including statutory interest, to be paid in twelve quarterly installments over a three-year period. Of the twenty-five assessments that were not resolved, nineteen assessments (totaling the euro equivalent of $335 million with interest and penalties of $617 million) were subject to adverse decisions by the regional tax court and were duplicative of other assessments for which the amnesty was invoked. The affiliate of PMI which is subject to these assessments intends to appeal the regional tax court decisions to the Italian Supreme Court. The remaining six assessments (totaling the euro equivalent of $114 million with interest and penalties of $313 million) were not eligible for the amnesty and are being challenged in the Italian administrative tax court. PMI and its affiliates that are subject to these remaining assessments believe they have complied with applicable Italian tax laws.

        In December 2003, ten assessments alleging nonpayment of the euro equivalent of $25 million in taxes in Italy (value-added and income taxes for the years 1997 and 1998) were served upon certain affiliates of PMI. In addition, the euro equivalent of $19 million in interest and penalties were assessed. Value-added and income tax assessments may also be received with respect to subsequent years.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Italian Antitrust Case:    During 2001, the competition authority in Italy initiated an investigation into the pricing activities by participants in that cigarette market. In March 2003, the authority issued its findings, and imposed fines totaling €50 million on certain affiliates of PMI. PMI's affiliates appealed to the administrative court, which rejected the appeal in July 2003. PMI believes that its affiliates have numerous grounds for appeal, and its affiliates will appeal to the supreme administrative court. However, under Italian law, if fines are not paid within certain specified time periods, interest and eventually penalties will be applied to the fines. Accordingly, in December 2003, pending final resolution of the case, PMI's affiliates paid €51 million representing the fines and any applicable interest to the date of payment. The €51 million will be returned to PMI if it prevails on appeal. Accordingly, the payment has been included in other assets on Altria Group, Inc.'s consolidated balance sheet at December 31, 2003.

        It is not possible to predict the outcome of the litigation pending against ALG and its subsidiaries. Litigation is subject to many uncertainties. As discussed above under "Recent Trial Results," unfavorable verdicts awarding substantial damages against PM USA have been returned in 13 cases in recent years and these cases are in various post-trial stages. It is possible that there could be further adverse developments in these cases and that additional cases could be decided unfavorably. In the event of an adverse trial result in certain pending litigation, the defendant may not be able to obtain a required bond or obtain relief from bonding requirements in order to prevent a plaintiff from seeking to collect a judgment while an adverse verdict is being appealed. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of judges and jurors with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

        ALG and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Except as discussed elsewhere in this Note 18. Contingencies: (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related litigation; (ii) management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending tobacco-related litigation; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any.

        The present legislative and litigation environment is substantially uncertain, and it is possible that the business and volume of ALG's subsidiaries, as well as Altria Group, Inc.'s consolidated results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of certain pending litigation or by the enactment of federal or state tobacco legislation. ALG and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, ALG and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of ALG's stockholders to do so.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Guarantees

        At December 31, 2003, Altria Group, Inc.'s third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $256 million, of which $212 million have no specified expiration dates. The remainder expire through 2023, with $13 million expiring during 2004. Altria Group, Inc. is required to perform under these guarantees in the event that a third-party fails to make contractual payments or achieve performance measures. Altria Group, Inc. has a liability of $55 million on its consolidated balance sheet at December 31, 2003, relating to these guarantees. In the ordinary course of business, certain subsidiaries of ALG have agreed to indemnify a limited number of third parties in the event of future litigation.

Note 19. Subsequent Event:

        In January 2004, Kraft announced a three-year restructuring program in order to leverage its global scale, realign and lower its cost structure, and to optimize its system-wide capacity utilization. As part of this program, Kraft anticipates the closing of up to twenty plants and the elimination of approximately six thousand positions. Over the next three years, Kraft expects to incur up to $1.2 billion in pre-tax charges, reflecting asset disposals, severance and other implementation costs, including an estimated range of $750 million to $800 million in 2004. Approximately one-half of the pre-tax charges are expected to require cash payments.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Quarterly Financial Data (Unaudited):

	2003 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$19,371	$20,831	$20,939	$20,691

Gross profit	$6,919	$7,496	$7,402	$7,017

Net earnings	$2,186	$2,437	$2,490	$2,091

Per share data:
Basic EPS	$1.08	$1.20	$1.23	$1.03

Diluted EPS	$1.07	$1.20	$1.22	$1.02

Dividends declared	$0.64	$0.64	$0.68	$0.68

Market price—high	$42.09	$46.20	$47.07	$55.03
—low	$27.70	$27.75	$38.72	$43.85
	2002 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$20,535	$21,103	$19,996	$18,774

Gross profit	$7,428	$8,019	$7,564	$6,423

Net earnings	$2,365	$2,610	$4,359	$1,768

Per share data:
Basic EPS	$1.10	$1.22	$2.07	$0.86

Diluted EPS	$1.09	$1.21	$2.06	$0.85

Dividends declared	$0.58	$0.58	$0.64	$0.64

Market price—high	$54.48	$57.79	$52.00	$44.09
—low	$45.40	$42.24	$37.52	$35.40

        Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

ALTRIA GROUP, INC. and SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During 2003 and 2002, Altria Group, Inc. recorded the following pre-tax charges or (gains):

	2003 Quarters
	1st	2nd	3rd	4th
	(in millions)
Domestic tobacco legal settlement		$182		$20
Domestic tobacco headquarters relocation charges		9	$27	33
Gains on sales of businesses			(23)	(8)
Integration costs				(13)
Asset impairment and exit costs			6	80

	$—	$191	$10	$112

	2002 Quarters

	1st	2nd	3rd	4th

	(in millions)
Asset impairment and exit costs	$165	$25	$33
Gain on Miller transaction			(2,653)	$22
Integration costs and a loss on sale of a food factory	27	92		(8)
Provision for airline industry exposure				290
Gains on sales of businesses		(3)		(77)

	$192	$114	$(2,620)	$227

QuickLinks

  EXHIBIT 99
ALTRIA GROUP, INC. and SUBSIDIARIES Consolidated Financial Statements as of December 31, 2003 and 2002 and for Each of the Three Years in the Period Ended December 31, 2003
REPORT OF INDEPENDENT AUDITORS
ALTRIA GROUP, INC. and SUBSIDIARIES CONSOLIDATED BALANCE SHEETS, at December 31, (in millions of dollars, except share and per share data)
ALTRIA GROUP, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of EARNINGS for the years ended December 31, (in millions of dollars, except per share data)
ALTRIA GROUP, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY (in millions of dollars, except per share data)
ALTRIA GROUP, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of CASH FLOWS for the years ended December 31, (in millions of dollars)
ALTRIA GROUP, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of CASH FLOWS (Continued) for the years ended December 31, (in millions of dollars)
ALTRIA GROUP, INC. and SUBSIDIARIES NOTES to CONSOLIDATED FINANCIAL STATEMENTS
Overview of Tobacco-Related Litigation
Smoking and Health Litigation
Health Care Cost Recovery Litigation
Certain Other Tobacco-Related Litigation
Certain Other Actions
Guarantees